Exhibit 16.1

April 9, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Acorn Energy Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Acorn Energy Inc. dated April 9, 2010.  We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ Kesselman & Kesselman
Certified Public Accountants
A member of PricewaterhouseCoopers International Limited